Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	IR@SVB.com
October 21, 2021	(408) 654-6364

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2021 THIRD QUARTER FINANCIAL RESULTS
Board of Directors declared a quarterly dividend on Series A, Series B and Series C Preferred Stock
SANTA CLARA, Calif. — October 21, 2021 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2021.
Consolidated net income available to common stockholders for the third quarter of 2021 was $365 million, or $6.24 per diluted common share, compared to $502 million, or $9.09 per diluted common share, for the second quarter of 2021 and $442 million, or $8.47 per diluted common share, for the third quarter of 2020. Consolidated net income available to common stockholders for the nine months ended September 30, 2021 was $1.4 billion, or $25.16 per diluted common share, compared to $803 million, or $15.46 per diluted common share, for the comparable 2020 period. Included in the consolidated net income available to common stockholders for the three and nine months ended September 30, 2021 are merger-related charges of $83 million and $102 million, or $1.02 and $1.35 per diluted common share, respectively, as well as a $46 million day one provision on non-purchased credit deteriorated loans and unfunded credit commitments acquired from Boston Private, or $0.57 and $0.61 per diluted common share, respectively.
"SVB's outstanding financial performance in the third quarter reflects the continued impact of exceptional client liquidity, expanding innovation markets, and effective execution across our business," said Greg Becker, President and CEO of SVB Financial Group. "We delivered peer-leading growth and profitability even after adjusting for one-time costs related to the Boston Private acquisition. As we look out into 2022, we expect continued strong growth against a backdrop of healthy markets, expanding business capabilities, and ongoing investments to further cement our position as the financial partner of choice for the global innovation economy."
Boston Private Financial Holdings, Inc. Acquisition
On July 1, 2021 we completed the acquisition of Boston Private Financial Holdings, Inc. ("Boston Private"). Financial results for the third quarter ended September 30, 2021 include the activities of Boston Private. The acquisition was completed for $1.2 billion in consideration, resulting in the issuance of 1,887,981 shares of SIVB common stock at $1.1 billion. Additionally, we recognized identifiable intangible assets of $104 million and goodwill of $201 million as a result of this acquisition. During the third quarter of 2021, we recognized a $46 million day one allowance for non-purchased credit deteriorated ("PCD") loans and unfunded credit commitments acquired from Boston Private and incurred $83 million of merger-related charges.
Our full year 2021 and preliminary full year 2022 outlook reflects the acquisition of Boston Private and is included in this release under the section "Financial Outlook and Preliminary 2022 Outlook."
Highlights of our third quarter 2021 results (compared to second quarter 2021, unless otherwise noted) included:
•Average loans of $59.3 billion, an increase of $9.5 billion (or 19.0 percent).
•Period-end loans of $61.5 billion, an increase of $10.7 billion (or 21.1 percent); includes $7.3 billion from Boston Private.
•Average fixed income investment securities of $93.8 billion, an increase of $21.5 billion (or 29.8 percent).
•Period-end fixed income investment securities of $105.3 billion, an increase of $21.5 billion (or 25.6 percent).

•Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $46.6 billion (or 15.1 percent) to $354.7 billion, which includes an increase in average on-balance sheet deposits of $29.6 billion (or 22.2 percent).
•Period-end total client funds increased $42.4 billion (or 12.9 percent) to $371.4 billion, which includes an increase in period-end on-balance sheet deposits of 25.3 billion (or 17.4 percent); includes $8.7 billion from Boston Private.
•Period-end Private Bank Assets Under Management (“AUM”) of $19.6 billion; includes $18.0 billion from Boston Private.
•Issuance and sale of 2,227,000 shares of common stock on August 12, 2021 at an offering price of $564 per share, which resulted in net proceeds of $1.2 billion.
•Net interest income (fully taxable equivalent basis) of $859 million, an increase of $124 million (or 16.9 percent); includes $34 million of net interest income from Boston Private.
•Provision for credit losses was $21 million, compared to $35 million.
•Net loan charge-offs of $11 million, or 7 basis points of average total loans (annualized) compared to $12 million, or 10 basis points.
•Net gains on investment securities of $189 million compared to $305 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $101 million, compared to $192 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on equity warrant assets of $147 million, compared to $122 million.
•Noninterest income of $672 million, a decrease of $89 million (or 11.7 percent). Non-GAAP core fee income increased $32 million (or 18.6 percent) to $204 million; includes $21 million from Boston Private (Wealth management and trust fees). Non-GAAP SVB Leerink revenue decreased $13 million (or 10.8 percent) to $107 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Noninterest expense of $879 million, an increase of $226 million (or 34.6 percent).
•GAAP operating efficiency ratio of 57.7 percent, compared to 43.9 percent. The decline in our operating efficiency is primarily due to higher compensation and benefits expense as well as merger-related charges and premises and equipment expense in the third quarter of 2021 related to the Boston Private acquisition.
Coronavirus Disease 2019 ("COVID-19") Pandemic Update
During the third quarter of 2021, the economic environment continued to generally improve with increased vaccine rates and business activity. Our overall credit trends have remained stable, and our business and clients have continued to demonstrate remarkable resilience and growth, despite some uncertainty in the trajectory of the broader economic recovery due to the spread of the Delta variant of COVID-19, among other factors. We continue to carefully monitor the broader economic environment, which could be impacted by the emergence of new variants and prolonged spread of COVID-19, delays in vaccination programs, the need for vaccine booster shots, vaccination rates and potential government lockdowns. We continue to support our clients, employees and communities.

Third Quarter 2021 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Nine months ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Income statement:
Diluted earnings per common share	$6.24	$9.09	$10.03	$7.40	$8.47	$25.16	$15.46
Net income available to common stockholders	365	502	532	388	442	1,399	803
Net interest income	852	728	660	592	528	2,240	1,565
Provision (reduction) for credit losses (1) (2)	21	35	19	(38)	(52)	75	258
Noninterest income	672	761	744	622	547	2,177	1,218
Noninterest expense	879	653	636	665	491	2,168	1,370
Non-GAAP core fee income (3)	204	172	159	156	146	535	447
Non-GAAP core fee income plus SVB Leerink revenue (3)	311	292	325	307	254	928	777
Non-GAAP SVB Leerink revenue (3)	107	120	166	151	108	393	330
Fully taxable equivalent:
Net interest income (3) (4)	$859	$735	$665	$597	$532	$2,259	$1,576
Net interest margin	1.95%	2.06%	2.29%	2.40%	2.53%	2.08%	2.79%
Balance sheet:
Average total assets	$182,690	$150,717	$124,815	$103,754	$88,348	$152,952	$79,761
Average loans, amortized cost	59,291	49,812	46,281	41,525	37,319	51,843	35,836
Average available-for-sale securities	23,290	24,358	28,248	28,114	20,027	25,280	15,476
Average held-to-maturity securities	70,512	47,914	25,295	13,289	12,553	48,073	13,054
Average noninterest-bearing demand deposits	109,638	91,530	73,233	61,663	51,544	91,600	46,341
Average interest-bearing deposits	53,754	42,230	37,375	30,774	26,136	44,513	22,825
Average total deposits	163,392	133,760	110,608	92,437	77,680	136,113	69,166
Average short-term borrowings	99	39	12	10	16	50	533
Average long-term debt	1,936	1,604	1,162	843	843	1,571	561
Period-end total assets	190,996	163,399	142,347	115,511	96,917	190,996	96,917
Period-end loans, amortized cost	61,487	50,754	47,675	45,181	38,414	61,487	38,414
Period-end available-for-sale securities	22,984	23,876	25,986	30,913	25,904	22,984	25,904
Period-end held-to-maturity securities	82,365	59,992	41,165	16,592	12,982	82,365	12,982
Period-end non-marketable and other equity securities	2,485	1,943	1,858	1,802	1,548	2,485	1,548
Period-end noninterest-bearing demand deposits	115,388	101,259	84,440	66,519	57,508	115,388	57,508
Period-end interest-bearing deposits	55,794	44,579	39,710	35,463	27,265	55,794	27,265
Period-end total deposits	171,182	145,838	124,150	101,982	84,773	171,182	84,773
Period-end short-term borrowings	97	34	39	21	19	97	19
Period-end long-term debt	1,925	1,834	1,338	844	844	1,925	844
Off-balance sheet:
Average client investment funds	$191,286	$174,327	$151,579	$133,105	$123,564	$172,397	$112,104
Period-end client investment funds	200,234	183,167	163,882	141,053	126,781	200,234	126,781
Period-end assets under management	19,565	—	—	—	—	19,565	—
Total unfunded credit commitments	40,785	36,385	33,987	31,982	30,330	40,785	30,330
Earnings ratios:
Return on average assets (annualized) (5)	0.79%	1.34%	1.73%	1.49%	1.99%	0.98%	1.34%
Return on average SVBFG common stockholders’ equity (annualized) (6)	12.47	21.69	27.04	20.23	24.19	19.41	15.56
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans	0.65%	0.78%	0.82%	0.99%	1.34%	0.65%	1.34%
Allowance for credit losses for performing loans as a % of total performing loans	0.59	0.71	0.74	0.87	1.17	0.59	1.17
Gross loan charge-offs as a % of average total loans (annualized) (2)	0.13	0.12	0.83	0.22	0.30	0.33	0.30
Net loan charge-offs as a % of average total loans (annualized) (2)	0.07	0.10	0.79	0.09	0.26	0.29	0.24
Other ratios:
Operating efficiency ratio (7)	57.68%	43.85%	45.31%	54.79%	45.66%	49.08%	49.23%
Total cost of deposits (annualized) (8)	0.05	0.04	0.04	0.04	0.04	0.04	0.10
SVBFG CET 1 risk-based capital ratio	12.74	11.93	12.18	11.04	12.31	12.74	12.31
Bank CET 1 risk-based capital ratio	14.66	13.66	12.93	10.70	10.75	14.66	10.75
SVBFG tier 1 risk-based capital ratio	15.38	14.95	14.01	11.89	13.25	15.38	13.25
Bank tier 1 risk-based capital ratio	14.66	13.66	12.93	10.70	10.75	14.66	10.75
SVBFG total risk-based capital ratio	15.89	15.53	14.62	12.64	14.19	15.89	14.19

Bank total risk-based capital ratio	15.19	14.26	13.56	11.49	11.75	15.19	11.75
SVBFG tier 1 leverage ratio	7.80	7.77	8.01	7.45	8.26	7.80	8.26
Bank tier 1 leverage ratio	7.32	6.96	7.20	6.43	6.45	7.32	6.45
Period-end loans, amortized cost, to deposits ratio	35.92	34.80	38.40	44.30	45.31	35.92	45.31
Average loans, amortized cost, to average deposits ratio	36.29	37.24	41.84	44.92	48.04	38.09	51.81
Book value per common share (9)	$208.53	$176.10	$163.25	$151.86	$143.91	$208.53	$143.91
Tangible book value per common share (3) (10)	200.01	172.44	159.50	147.92	140.37	200.01	140.37
Other statistics:
Average full-time equivalent ("FTE") employees	6,024	4,808	4,601	4,419	4,216	5,144	3,914
Period-end full-time equivalent ("FTE") employees	6,208	4,932	4,656	4,461	4,336	6,208	4,336

(1)This metric for the three and nine months ended September 30, 2021 includes a post-combination provision of $46 million to record the allowance for credit losses for non-PCD loans and unfunded credit commitments acquired from Boston Private.
(2)This metric for the quarter ended March 31, 2021 and nine months ended September 30, 2021 includes the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(3)To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(4)Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $7 million for the quarter ended September 30, 2021, $7 million for the quarter ended June 30, 2021, $6 million for the quarter ended March 31, 2021, $5 million for the quarter ended December 31, 2020 and $4 million for the quarter ended September 30, 2020. The taxable equivalent adjustments were $19 million and $11 million for the nine months ended September 30, 2021 and September 30, 2020, respectively.
(5)Ratio represents annualized consolidated net income available to common stockholders divided by average assets.
(6)Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.
(7)Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.
(8)Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.
(9)Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.
(10)Tangible book value per common share is calculated by dividing tangible common equity by total outstanding common shares. Tangible common equity is a non-GAAP measure defined under the section “Use of Non-GAAP Financial Measures.”

Investment Securities
Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $21.5 billion, or 29.8 percent, to $93.8 billion for the quarter ended September 30, 2021 compared to the second quarter of 2021. Our total period-end fixed income investment securities portfolio increased $21.5 billion, or 25.6 percent, to $105.3 billion at September 30, 2021. Our period-end non-marketable and other equity securities portfolio increased $543 million to $2.5 billion ($2.1 billion net of noncontrolling interests) at September 30, 2021, compared to the second quarter of 2021.

The weighted-average duration of our total fixed income securities portfolio was 4.5 years at September 30, 2021 and June 30, 2021. The total notional value of our pay-fixed, receive-floating interest rate swap fair value hedge contracts for AFS securities was $11.3 billion as of September 30, 2021. The weighted-average duration of our total fixed income securities portfolio, including the impact of our fair value swaps, was 4.0 years at September 30, 2021 and 3.9 years at June 30, 2021.

AFS Securities
Average AFS securities were $23.3 billion for the third quarter of 2021 compared to $24.4 billion for the second quarter of 2021. Period-end AFS securities were $23.0 billion at September 30, 2021 compared to $23.9 billion at June 30, 2021. The decreases in both average and period-end AFS securities were driven by a $3.1 billion re-designation of AFS securities to HTM securities as well as paydowns and maturities of $944 million, partially offset by purchases of $3.1 billion. The weighted-average duration of our AFS securities portfolio was 3.8 years at September 30, 2021 and 4.2 years at June 30, 2021. The weighted-average duration of AFS securities portfolio including the impact of our fair value swaps was 2.3 years at September 30, 2021 and 2.4 years at June 30, 2021.

HTM Securities
Average HTM securities were $70.5 billion for the third quarter of 2021, compared to $47.9 billion for the second quarter of 2021. Period-end HTM securities were $82.4 billion at September 30, 2021 compared to $60.0 billion at June 30, 2021. The increases in both average and period-end HTM securities were driven by purchases of $22.2 billion, with an additional $982 million of securities assumed with the Boston Private acquisition, the re-designation of $3.1 billion as mentioned above, partially offset by $3.9 billion in paydowns and maturities during the quarter. The weighted-average duration of our HTM securities portfolio was 4.7 years at September 30, 2021 and 4.6 years at June 30, 2021.

Loans
Portfolio Segments and Classes of Financing Receivables
Upon completing the acquisition of Boston Private, we evaluated the impact of the acquired loan portfolio on our existing portfolio segments and classes of financing receivables, which we historically called our “risk-based segments.” We have modified both levels of disaggregation to accommodate Boston Private loans. The following provides additional information regarding our revised eight portfolio segments and the additional disaggregation of our eleven classes of financing receivables:

•Global Fund Banking (segment and class) – The vast majority of our Global Fund Banking ("GFB") portfolio segment consists of capital call lines of credit, the repayment of which is dependent on the payment of capital calls by the underlying limited partner investors in funds managed by certain private equity and venture capital firms. This segmentation is unchanged from our historical disclosures.

•Investor Dependent (segment) – Our Investor Dependent loans are made primarily to technology and life science/healthcare companies. These borrowers typically have modest or negative cash flows and rarely have an established record of profitable operations. Repayment of these loans may be dependent upon receipt by borrowers of additional equity financing from venture capital firms or other investors, or in some cases, a successful sale to a third party or an IPO. This portfolio segment is equivalent to the Investor

Dependent – Early-Stage and Investor Dependent – Growth Stage portfolio segments in our historical disclosures. This portfolio segment is further disaggregated into two classes of financing receivables:

◦Early Stage (class) – Our Early Stage class of financing receivable consists of pre-revenue, development-stage companies and companies that are in the early phases of commercialization, with revenues of up to $5 million. This class is unchanged from our historical disclosures.

◦Growth Stage (class) – Our Growth Stage (Mid/Later Stages) class of financing receivable consists of growth-stage enterprises. We consider companies with revenues between $5 million and $15 million, or pre-revenue clinical-stage biotechnology companies, to be Mid-Stage, and companies with revenues in excess of $15 million to be Later Stage. This class is made up of the former Mid-Stage and Later Stage risk-based segments in our historical disclosures.

•Cash Flow Dependent and Innovation Commercial and Industrial ("C&I") (segment) – These loans are made primarily to technology and life science/healthcare companies that are not Investor Dependent, i.e. repayment is not dependent on additional equity financing, a successful sale or an IPO. This portfolio segment is equivalent to the Cash Flow and Balance Sheet Dependent portfolio segments in our historical disclosures. This portfolio segment consists of two classes of financing receivables:

◦Cash Flow Dependent – Sponsor-Led Buyout ("SLBO") (class) – Sponsor-Led Buyout loans are typically used to assist a select group of private equity sponsors with the acquisition of businesses, are larger in size, and repayment is generally dependent upon the cash flows of the combined entities. Acquired companies are typically established, later-stage businesses of scale and characterized by reasonable levels of leverage with loan structures that include meaningful financial covenants. The sponsor’s equity contribution is often 50 percent or more of the acquisition price. This class is unchanged from our historical disclosures.

◦Innovation C&I (class) – This class of financing receivable contains other commercial and industrial loans in innovation sectors (i.e. the technology and life science/healthcare industries). These loans are dependent on either the borrower’s cash flows or balance sheet for repayment. Cash flow dependent loans require the borrower to maintain cash flow from operations that is sufficient to service all debt. Borrowers must demonstrate normalized cash flow in excess of all fixed charges associated with operating the business. Balance sheet dependent loans include asset-based loans and are structured to require constant current asset coverage (i.e. cash, cash equivalents, accounts receivable, and, to a much lesser extent, inventory) in an amount that exceeds the outstanding debt. The repayment of these arrangements is dependent on the financial condition, and payment ability, of third parties with whom our clients do business. This class is made up of the former Cash Flow Dependent – Other and Balance Sheet Dependent risk-based segments in our historical disclosures.

•Private Bank (segment and class) – Our Private Bank clients are primarily private equity/venture capital professionals and executives in the innovation companies they support as well as high net worth clients acquired from Boston Private. We offer a customized suite of private banking services, including mortgages, home equity lines of credit, restricted and private stock loans, personal capital call lines of credit, lines of credit against liquid assets and other secured and unsecured lending products. In addition, we provide owner occupied commercial mortgages to Private Bank clients and real estate secured loans to eligible employees through our Employee Home Ownership Program. This class is unchanged from our historical disclosures, other than adding loans such as residential, home equity, and consumer loans acquired from Boston Private.

•Commercial Real Estate (CRE) (segment and class) – Commercial real estate loans are generally acquisition financing for commercial properties such as office buildings, retail properties, apartment buildings, and industrial/warehouse space. This segmentation is new as a result of the Boston Private acquisition.

•Other C&I (segment and class) – These are commercial and industrial loans, including working capital and revolving lines of credit, as well as term loans for equipment and fixed assets. These loans are primarily to clients that are not in the technology and life sciences/healthcare industries. Additionally, this portfolio segment contains commercial tax-exempt loans to not-for-profit private schools, colleges, public charter schools and other not-for-profit organizations. This segmentation is new as a result of the Boston Private acquisition.

•Premium Wine and Other (segment) – This portfolio segment consists of two classes of financing receivables:

◦Premium Wine (class) – Our Premium Wine clients primarily consist of wine producers, vineyards and wine industry or hospitality businesses across the Western United States. A large portion of these loans are secured by real estate collateral such as vineyards and wineries. This class is unchanged from our historical disclosures.

◦Other (class) – Our Other class of financing receivable primarily consists of construction and land loans for financing new developments as well as financing for improvements to existing buildings. These also include our community development loans made as part of our responsibilities under the Community Reinvestment Act. This class is unchanged from our historical disclosures, other than adding additional construction and land loans acquired from Boston Private.

•Paycheck Protection Program ("PPP") (segment and class) – These are the combined loans issued through the PPP by SVB and Boston Private. These loans represent clients across all portfolio segments and are guaranteed by the U.S Small Business Administration. This segmentation is unchanged from our historical disclosures, other than adding PPP loans acquired from Boston Private.

The following table provides a summary of our loans at amortized cost basis broken out by class of financing receivable. Prior period amounts have been reclassified to conform to current period presentation.

(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Global fund banking	$34,120	$30,630	$19,585
Investor dependent
Early stage	1,550	1,565	1,471
Growth stage	3,827	3,763	3,641
Total investor dependent	5,377	5,328	5,112
Cash flow dependent - SLBO	1,895	1,917	2,062
Innovation C&I	5,916	5,730	4,298
Private bank	8,370	5,297	4,425
CRE	2,753	—	—
Premium wine	980	1,002	1,082
Other C&I	1,259	—	—
Other	252	7	48
PPP	565	843	1,802
Total loans	$61,487	$50,754	$38,414

Average loans increased by $9.5 billion to $59.3 billion for the third quarter of 2021, compared to $49.8 billion for the second quarter of 2021. Period-end loans increased $10.7 billion to $61.5 billion at September 30, 2021, compared to $50.8 billion at June 30, 2021. Average and period-end loan growth came primarily from the addition of Boston Private's loan portfolio, as well as continued growth in our Global Fund Banking segment. This growth was partially offset by a decrease in our PPP loans driven by the continued forgiveness of these loans during the third quarter.

Net Interest Income and Margin
Net interest income, on a fully taxable equivalent basis, was $859 million for the third quarter of 2021, compared to $735 million for the second quarter of 2021. The $124 million increase from the second quarter of 2021 to the third quarter of 2021 was attributable primarily to the following:
•An increase of $85 million in interest income from our fixed income investment securities reflective primarily of a $21.5 billion increase in average fixed income securities.

•An increase in interest income from loans of $47 million to $519 million for the third quarter of 2021 due primarily to $56 million of interest income on the loans acquired from Boston Private, partially offset by $20 million of premium amortization related to the fair market value adjustment made on the acquired loans upon completion of the Boston Private acquisition. Interest income further increased reflective of $2.3 billion in average loan growth, excluding the impact of Boston Private, as well as an increase in day count, partially offset by loan yield compression and lower fee income resulting from a decrease in prepayments from lower PPP forgiveness and lower early payoffs in the third quarter of 2021 as compared to the second quarter of 2021.
◦Overall loan yields decreased 33 basis points to 3.47 percent, primarily due to the addition of lower yielding Boston Private loans as well as premium amortization on the Boston Private loans acquired as mentioned above, a decrease in loan fee yields reflective of a decrease in PPP forgiveness and early payoffs in the third quarter of 2021 as compared to the second quarter of 2021 as well as continued growth in our lower yielding Global Fund Banking loan portfolio and loan yield compression.
Net interest margin, on a fully taxable equivalent basis, was 1.95 percent for the third quarter of 2021, compared to 2.06 percent for the second quarter of 2021. The 11 basis point decrease in our net interest margin was due primarily to the overall shift in balance sheet growth into lower yielding fixed income investment securities reflective of the significant deposit growth as well as lower yields on loans from the addition of lower yielding Boston Private loans and the fair market value adjustment premium amortization as discussed above.

For the third quarter of 2021, approximately 90 percent, or $53.4 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 64 percent are tied to prime-lending rates and 36 percent are tied to LIBOR. As a result of the discontinuation of LIBOR at the end of 2021, we are preparing for the transition to an alternate reference rate and expect the percent of LIBOR loans to decrease over time. We intend to offer the Secured Overnight Financing Rate ("SOFR") as the alternative reference rate to U.S. dollar LIBOR once it is discontinued.

Credit Quality
The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and HTM securities:

	Three months ended			Nine months ended
(Dollars in millions, except ratios)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Allowance for credit losses for loans, beginning balance	$396	$392	$590	$448	$305
Day one impact of adopting CECL	—	—	—	—	25
Initial allowance on PCD loans	22	—	—	22	—
(Reduction) provision for loans (1) (2)	(9)	16	(54)	41	247
Gross loan charge-offs (2)	(19)	(15)	(28)	(129)	(80)
Loan recoveries	8	3	4	16	16
Foreign currency translation adjustments	—	—	1	—	—
Allowance for credit losses for loans, ending balance	$398	$396	$513	$398	$513
Allowance for credit losses for unfunded credit commitments, beginning balance	120	105	99	121	67
Day one impact of adopting CECL	—	—	—	—	23
Provision for unfunded credit commitments (1)	29	15	2	28	11
Allowance for credit losses for unfunded credit commitments, ending balance (3)	$149	$120	$101	$149	$101
Allowance for credit losses for HTM securities, beginning balance	5	1	—	—	—
Provision for HTM securities	1	4	—	6	—
Allowance for credit losses for HTM securities, ending balance (4)	$6	$5	$—	$6	$—
Ratios and other information:
(Reduction) provision for loans as a percentage of period-end total loans (annualized)	(0.06)%	0.13%	(0.56)%	0.09%	0.86%
Gross loan charge-offs as a percentage of average total loans (annualized)	0.13	0.12	0.30	0.33	0.30
Net loan charge-offs as a percentage of average total loans (annualized)	0.07	0.10	0.26	0.29	0.24
Allowance for credit losses for loans as a percentage of period-end total loans	0.65	0.78	1.34	0.65	1.34
Provision (reduction) for credit losses (1)	$21	$35	$(52)	$75	$258
Period-end total loans	61,487	50,754	38,414	61,487	38,414
Average total loans	59,291	49,812	37,319	51,843	35,836
Allowance for credit losses for nonaccrual loans	33	38	64	33	64
Nonaccrual loans	114	79	106	114	106

(1)The provision for credit losses for the three and nine months ended September 30, 2021 includes $46 million recognized as a result of the Boston Private acquisition, which consists of a $44 million provision for loan losses related to non-PCD loans and a $2 million provision for unfunded commitments.
(2)Metrics for the nine months ended September 30, 2021 include the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(3)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(4)The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.

Our allowance for credit losses for loans increased $2 million to $398 million at September 30, 2021, compared to $396 million at June 30, 2021. The $2 million increase was driven primarily by the addition of $66 million of reserves for the new Boston Private portfolio (made up of an initial allowance of $22 million on PCD loans and $44 million on non-PCD loans) and an increase of $10 million in our performing reserves for loan growth, which were largely offset by decreases of $69 million due to an enhancement of our reserving model and a $5 million decrease in reserves for nonaccrual loans. The enhancements of our reserving model consisted primarily of faster, more granular prepayment assumptions and the addition of two years of incremental data of strong performance, which resulted in the $69 million release. As a percentage of total loans, our allowance for credit losses for loans decreased 13 basis points to 0.65 percent at September 30, 2021, compared to 0.78 percent at June 30, 2021. The 13 basis point decrease, due primarily to the factors described above, consists of a 12 basis point decrease in our performing loans reserve as a percentage of total loans and a one basis point decrease in our reserves for nonaccrual individually assessed loans as a percentage of total loans.
The provision for credit losses was $21 million for the third quarter of 2021, consisting of the following:
•A reduction in provision for credit loss for loans of $9 million, driven primarily by the $69 million reduction in provision due to model enhancements described above and an $8 million reduction for recoveries. These reductions were largely offset by a $44 million provision for Boston Private loans, a $10 million provision for loan growth, and an increase of $15 million for charge-offs not previously reserved for.
•A provision for credit loss for unfunded credit commitments of $29 million, driven primarily by a $17 million increase attributable to commitment growth and changes in portfolio composition and a $10 million increase primarily from an increase in the expected future commitments for milestone tranches of Investor Dependent loans, which are tied to company performance or additional funding rounds, resulting in a longer weighted average life of these higher risk segments. Additionally, we recorded a provision of $2 million related to Boston Private unfunded commitments.
•A provision for credit losses for HTM securities of $1 million, driven primarily by the continued growth of our corporate bond portfolio in the third quarter of 2021.

Gross loan charge-offs were $19 million for the third quarter of 2021, of which $15 million was not specifically reserved for at June 30, 2021. Gross loan charge-offs were partly driven by an $8 million charge-off from one Investor Dependent - Early Stage client. The remaining $7 million gross loan charge-offs were driven primarily by our Investor Dependent and Cash Flow Dependent loan portfolios.
Nonaccrual loans were $114 million at September 30, 2021, compared to $79 million at June 30, 2021. Our nonaccrual loan balance increased $35 million driven primarily by $53 million new nonaccrual loans, which was partially offset by $12 million in repayments and $6 million in charge-offs in our legacy portfolio. Of the $53 million new nonaccrual loans, $31 million was from Boston Private, and the remaining $22 million was from our legacy portfolio, driven primarily by $17 million from one Premium Wine client. Repayments were driven primarily by clients in our Private Bank and Investor Dependent - Early Stage portfolios. Nonperforming loans, which includes nonaccrual loans of $114 million as well as $3 million of loans past due 90 days or more still accruing interest, as a percentage of total loans increased 3 basis points to 0.19 percent for the third quarter of 2021, compared to 0.16 percent for the second quarter of 2021
The allowance for credit losses for nonaccrual loans decreased $5 million to $33 million in the third quarter of 2021. The decrease was due primarily to $7 million in repayments and $8 million in charge-offs, partially offset by $10 million in additional reserves for nonaccrual loans, of which $2 million is related to nonaccrual loans from Boston Private. The $8 million of additional reserves from our legacy portfolio was driven primarily by our Technology and Life Science and Healthcare clients, including $2 million from one Investor Dependent - Early Stage client. Charge-offs and repayments were driven primarily by clients in our Investor Dependent portfolios.
Client Funds
Our Total Client Funds consist of the sum of both our on-balance sheet deposits and off-balance sheet client investment funds. The following tables provide a summary of our average and period-end on-balance sheet deposits and off-balance sheet client investment funds:

Average On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)(2)

	Average balances for the
	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest-bearing deposits	$53,754	$42,230	$26,136	$44,513	$22,825
Noninterest bearing demand deposits	109,638	91,530	51,544	91,600	46,341
Total average on-balance sheet deposits	$163,392	$133,760	$77,680	$136,113	$69,166

Sweep money market funds	$97,590	$82,573	$54,495	$82,434	$48,367
Managed client investment funds (3)	79,400	77,733	59,338	76,537	53,928
Repurchase agreements	14,296	14,021	9,731	13,426	9,809
Total average off-balance sheet client investment funds	$191,286	$174,327	$123,564	$172,397	$112,104

Period-end On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)(2)

	Period-end balances at
(Dollars in millions)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Interest-bearing deposits	$55,794	$44,579	$39,710	$35,463	$27,265
Noninterest-bearing demand deposits	115,388	101,259	84,440	66,519	57,508
Total period-end on-balance sheet deposits	$171,182	$145,838	$124,150	$101,982	$84,773

Sweep money market funds	$105,163	$90,402	$75,328	$59,844	$56,395
Managed client investment funds (3)	81,503	78,698	75,970	70,671	60,773
Repurchase agreements	13,568	14,067	12,584	10,538	9,613
Total period-end off-balance sheet client investment funds	$200,234	$183,167	$163,882	$141,053	$126,781

(1)Off-Balance sheet client investment funds are maintained at third-party financial institutions.
(2)Off-Balance sheet client investment funds exclude Private Bank AUM beginning in the third quarter of 2021.
(3)These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

The increases in our average and period-end Total Client Funds from the second quarter of 2021 to the third quarter of 2021 reflect growth in both on-balance sheet deposits and off-balance sheet client investments. We saw Total Client Funds growth across all portfolios with the primary contributor coming from our Technology portfolio, driven by continued strong private fundraising. The Boston Private acquisition contributed $8.7 billion of on-balance sheet deposit growth.
Private Bank Assets Under Management ("AUM")
AUM consists of the Private Bank's client investment account balances and generates fee income included in our new financial statement line item "Wealth management and trust fees" included in our consolidated statements of income. The following table summarizes the activity relating to AUM for the three months ended September 30, 2021:

Three months ended
(Dollars in millions)	September 30, 2021
Beginning balance (1)	$1,667
Assets acquired (2)	17,980
Net flows	(31)
Market returns	(51)
Ending balance	$19,565

(1)Represents Private Bank assets under management previously reported in off-balance sheet managed client investment funds above.
(2)Represents AUM acquired from the acquisition of Boston Private on July 1, 2021.
Noninterest Income
Noninterest income was $672 million for the third quarter of 2021, compared to $761 million for the second quarter of 2021. The decrease in noninterest income was driven by lower net gains on investment securities partially offset by gains on equity warrant assets and wealth management and trust fees.
Items impacting noninterest income for the third quarter of 2021 were as follows:

Net gains on investment securities
The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests, for the three months ended September 30, 2021 and June 30, 2021, respectively:

	Three months ended September 30, 2021
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$109	$5	$7	$(39)	$51	$56	$189
Less: income attributable to noncontrolling interests, including carried interest allocation	53	—	1	—	—	34	88
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests (1)	$56	$5	$6	$(39)	$51	$22	$101

(1)Three months ended September 30, 2021 includes gains and losses from debt funds and AFS security sales of less than $1 million.

	Three months ended June 30, 2021
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains on investment securities, net	$197	$19	$6	$18	$1	$20	$44	$305
Less: income attributable to noncontrolling interests, including carried interest allocation	87	8	1	—	—	—	17	113
Non-GAAP gains on investment securities, net of noncontrolling interests	$110	$11	$5	$18	$1	$20	$27	$192

Non-GAAP net gains on investment securities, net of noncontrolling interests, of $101 million for the third quarter of 2021 was driven primarily by gains in our managed fund of funds portfolio, strategic and other investments and SVB Leerink funds partially offset by valuation decreases in our public equity securities portfolio. The managed fund of funds portfolio and strategic and other investments gains, and SVB Leerink funds were driven by unrealized valuation increases of private and public positions.
Net gains on equity warrant assets
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Equity warrant assets:
Gains on exercises, net	$91	$78	$24	$381	$59
Terminations	(1)	(1)	—	(2)	(1)
Changes in fair value, net	57	45	30	112	36
Total net gains on equity warrant assets	$147	$122	$54	$491	$94
Net gains on equity warrant assets for the third quarter of 2021 included $91 million of gains on exercises driven primarily by IPO activity during the quarter. The $57 million in net valuation increases were driven by our private company portfolio reflective primarily of pricing updates and pending exit activity.
At September 30, 2021, we held warrants in 2,749 companies with a total fair value of $274 million. Warrants in 50 companies each had fair values greater than $1 million and collectively represented $139 million, or 50.8 percent, of the fair value of the total warrant portfolio at September 30, 2021.
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs and SPACs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.

Non-GAAP core fee income plus non-GAAP SVB Leerink revenue
The following table provides a summary of our non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue:

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Non-GAAP core fee income:
Client investment fees	$20	$15	$32	$55	$107
Wealth management and trust fees	22	—	—	22	—
Foreign exchange fees	65	67	44	189	128
Credit card fees	34	31	23	93	72
Deposit service charges	29	28	22	82	67
Lending related fees	21	18	13	55	38
Letters of credit and standby letters of credit fees	13	13	12	39	35
Total non-GAAP core fee income	$204	$172	$146	$535	$447
Investment banking revenue	90	103	92	335	281
Commissions	17	17	16	58	49
Total non-GAAP SVB Leerink revenue	$107	$120	$108	$393	$330
Total non-GAAP core fee income plus SVB Leerink revenue	$311	$292	$254	$928	$777

Non-GAAP core fee income increased from the second quarter of 2021 to the third quarter of 2021 primarily reflective of increases in wealth management and trust fees, client investment fees, and credit card fees. Wealth management and trust fees was a new core fee income line item for the third quarter of 2021 related to the acquisition of Boston Private. The $5 million increase in client investment fees was primarily driven by increased margins due to the full-quarter impact of the Federal Reserve's overnight repurchase rate increase in June 2021. Credit card fees increased $3 million primarily due to new client growth, relationship expansion and higher utilization.
Non-GAAP SVB Leerink revenue decreased $13 million from the second quarter of 2021 to the third quarter of 2021 due to a decrease in deals led by SVB Leerink.
Reconciliations of our non-GAAP net gains on investment securities, non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense
Noninterest expense was $879 million for the third quarter of 2021, compared to $653 million for the second quarter of 2021. The increase of $226 million from the prior quarter was attributable primarily to increases in our compensation and benefits expense, merger-related charges and premises and equipment expense in the third quarter of 2021.
Merger-related charges increased primarily due to impairment charges recorded for the restructuring of Boston Private's leased facilities relating to actions subsequent to the acquisition, higher consulting fees related to the closing and integration of Boston Private and increased retention expenses.
Premises and equipment expense was higher due to premises and equipment expenses associated with the Boston Private acquisition as well as higher depreciation expense related to investments in projects, systems and technology to support our revenue growth and related initiatives.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in millions, except employees)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Compensation and benefits:
Salaries and wages	$195	$146	$135	$504	$376
Incentive compensation plans	229	162	104	541	291
Other employee incentives and benefits (1)	124	117	88	373	236
Total compensation and benefits	$548	$425	$327	$1,418	$903
Period-end full-time equivalent employees	6,208	4,932	4,336	6,208	4,336
Average full-time equivalent employees	6,024	4,808	4,216	5,144	3,914

(1)Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.
The $123 million increase in total compensation and benefits expense consists primarily of the following:
•An increase of $49 million in salaries and wages expense due to additional FTEs related to the acquisition of Boston Private, as well as at SVB Leerink and other segments of SVB,
•An increase of $67 million in incentive compensation plans expense attributable primarily to additional average FTEs related to the acquisition of Boston Private as well as SVB Leerink and an increase in our incentive compensation plan accrual as a result of stronger than expected performance during the year and our expected full-year 2021 financial results, and
•An increase of $7 million in other employee incentives and benefits due primarily to higher share-based payments related to the acquisition of Boston Private and a full quarter of amortization related to annual share-based grants that were issued during the second quarter, partially offset by a decrease in warrant incentive plans expense reflective of lower quarter over quarter warrant gains increases from the second to third quarter of 2021 compared to warrant gains increases from the first to second quarter of 2021.
Income Tax Expense
Our effective tax rate was 27.6 percent for the third quarter of 2021, compared to 25.1 percent for the second quarter of 2021. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. The increase in our effective tax rate is due to the reduction of the excess tax benefit from share-based compensation, which is reflective of lower exercises of our stock options and restricted stock unit releases, compared to the second quarter of 2021 when the Company's annual vesting occurs.
Noncontrolling Interests
Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Noninterest income (1)	$(64)	$(36)	$(9)	$(116)	$(12)
Carried interest allocation (2)	(24)	(77)	(19)	(110)	(28)
Net income attributable to noncontrolling interests	$(88)	$(113)	$(28)	$(226)	$(40)

(1)Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests of $88 million for the third quarter of 2021 was driven primarily by net gains on investment securities (including carried interest allocation) from unrealized valuation increases of our managed funds of funds portfolio and our SVB Leerink funds.

SVBFG Stockholders’ Equity
Total SVBFG stockholders’ equity increased by $2.6 billion to $14.3 billion at September 30, 2021, compared to $11.7 billion at June 30, 2021, primarily due to net proceeds of $1.2 billion of capital raised related to our common stock equity offering, a $1.1 billion common stock equity issuance related to the acquisition of Boston Private and net income of $365 million during the third quarter of 2021.
Preferred Stock
Series A Preferred Stock
On October 21, 2021, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on November 15, 2021 to holders of record at the close of business on November 1, 2021.
Series B Preferred Stock
On October 21, 2021, the Company's Board of Directors declared a quarterly cash dividend of $1,025 per share (representing $10.25 per depositary share) on the Series B Preferred Stock. The dividend is payable on November 15, 2021 to holders of record at the close of business on November 1, 2021.
Series C Preferred Stock
On October 21, 2021, the Company's Board of Directors declared a quarterly cash dividend of $1,000 per share (representing $10 per depositary share) on the Series C Preferred Stock. The dividend is payable on November 15, 2021 to holders of record at the close of business on November 1, 2021.

SVB Financial and Bank Capital Ratios(1)

	September 30, 2021	June 30, 2021	September 30, 2020
SVB Financial:
CET 1 risk-based capital ratio	12.74%	11.93%	12.31%
Tier 1 risk-based capital ratio	15.38	14.95	13.25
Total risk-based capital ratio	15.89	15.53	14.19
Tier 1 leverage ratio	7.80	7.77	8.26
Tangible common equity to tangible assets ratio (2)	6.17	5.76	7.52
Tangible common equity to risk-weighted assets ratio (2)	12.72	12.02	13.28
Silicon Valley Bank:
CET 1 risk-based capital ratio	14.66%	13.66%	10.75%
Tier 1 risk-based capital ratio	14.66	13.66	10.75
Total risk-based capital ratio	15.19	14.26	11.75
Tier 1 leverage ratio	7.32	6.96	6.45
Tangible common equity to tangible assets ratio (2)	7.12	6.47	6.42
Tangible common equity to risk-weighted assets ratio (2)	14.99	13.76	11.79

(1)Regulatory capital ratios as of September 30, 2021 are preliminary.
(2)These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

September 30, 2021 Preliminary Results
Our risk-based capital and leverage ratios increased for both SVB Financial and Silicon Valley Bank as of September 30, 2021, compared to June 30, 2021. The increases were due to growth in our capital outpacing growth in our risk-weighted and average assets. Capital for SVB Financial increased due to the issuance of a total of $2.3 billion of common stock during the quarter as well as net income. The increase in capital for Silicon Valley Bank was driven by a $1.5 billion downstream capital infusion from our bank holding company during the third quarter of 2021, the $1.2 billion consideration for the acquisition of Boston Private and net income. The increase in our risk-weighted and average assets were driven by increases in our investment securities and loan portfolios.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations.

Financial Outlook and Preliminary 2022 Outlook
Our outlook for full year ending December 31, 2021 and our preliminary outlook for the year ending December 31, 2022, are provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities based on management's assumptions and current expectations. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, SPAC, M&A or general financing activity), or for potential unusual or non-recurring items. The outlooks and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic and related government actions, which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. 2022 outlook is preliminary and subject to change. (For additional information about our financial outlook, please refer to Q3 2021 Earnings Slides. See "Additional Information" below.)

With the close of the Boston Private acquisition on July 1, 2021, Boston Private's performance is reflected in our full year 2021 and preliminary 2022 outlook.

Please note that the outlooks below do not include and/or take into account changes related to: (i) interest rates, (ii) material deterioration in the overall economic environment and (iii) corporate tax or other regulatory and policy changes under the current U.S. government administration, and includes management's updates to our 2021 outlook metrics we previously disclosed on July 22, 2021):

	Prior full year 2021 outlook compared to 2020 results (as of July 22, 2021)	Current full year 2021 outlook compared to 2020 results (as of October 21, 2021)	Preliminary full year 2022 outlook compared to 2021 expected results (as of October 21, 2021)
Average loan balances	Mid-forties growth	Mid-forties growth	Mid-twenties growth
Average deposit balances	Low nineties growth	Mid-nineties growth	Low forties growth
Net interest income (1)	Mid-forties growth	Mid-forties growth	Mid-thirties growth
Net interest margin (1)	2.00% — 2.10%	2.00% — 2.10%	1.90% — 2.00%
Net loan charge-offs (2)	0.20% — 0.40% of average loans	0.20% — 0.40% of average loans	0.20% — 0.40% of average loans
Core fee income (client investment fees, wealth management and trust fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (3)	High teens growth	Low twenties growth	Mid-twenties growth
SVB Leerink revenue (3)	$480 million — $510 million	$525 million — $550 million	$625 million — $675 million
Noninterest expense excluding merger-related charges (4) (5)	Mid-thirties growth	Low forties growth	Low twenties growth
Effective tax rate (6)	25% — 27%	25% — 27%	25% — 27%

(1)Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.
(2)Our outlook for loan charge-offs includes the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(3)Core fee income and SVB Leerink revenue are each non-GAAP measures, which collectively represent noninterest income, but exclude certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income and non-GAAP SVB Leerink revenue to GAAP noninterest income for fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. Core fee income does not include SVB Leerink revenue. SVB Leerink revenue represents investment banking revenue and commissions.
(4)Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.
(5)Pre-tax merger-related charges, associated with the Boston Private acquisition, were $102 million for the nine months ended September 30, 2021 and are estimated to be approximately $25 million in the fourth quarter of 2021. We expect a total of approximately $40 million of pre-tax merger-related charges, spread relatively evenly, to be incurred during the full year 2022.
(6)Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity and does not include assumptions for potential future tax rate changes.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook and Preliminary 2022 Outlook,” we make forward-looking statements discussing management’s expectations for 2021 and 2022 about, among other things, economic conditions; the continuing and potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impacts; financial results (and the components of such results) and the continuing integration of Boston Private.
Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:
•market and economic conditions (including the general condition of the capital and equity markets, and IPO, secondary offering, SPAC fundraising, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);
•the COVID-19 pandemic and its effects on the economic and business environments in which we operate, and its effects on our operations, including, as a result of, prolonged work-from-home arrangements;
•the impact of changes from the Biden-Harris administration and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies;
•changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;
•the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;
•the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;
•the sufficiency of our capital and liquidity positions;
•changes in the levels of our loans, deposits and client investment fund balances;
•changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;
•variations from our expectations as to factors impacting our cost structure;
•changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;
•variations from our expectations as to factors impacting the timing and level of employee share-based transactions;
•the occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;
•business disruptions and interruptions due to natural disasters and other external events;
•the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;
•the expansion of our business internationally, and the impact of international market and economic events on us;
•the effectiveness of our risk management framework and quantitative models;
•our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the continuing integration of Boston Private and the expansion of SVB Leerink into the technology investment banking sector;

•greater than expected costs or other difficulties related to the continuing integration of our business and that of Boston Private;
•variations from our expectations as to the amount and timing of business opportunities, growth prospects and cost savings associated with the acquisition of Boston Private;
•the inability to retain existing Boston Private clients and employees following the Boston Private acquisition;
•unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;
•variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;
•changes in applicable accounting standards and tax laws; and
•regulatory or legal changes and their impact on us.
The operating and economic environment during the third quarter continued to be impacted by the COVID-19 pandemic and related government orders. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, potential variations of the virus, vaccination rates, the need for vaccine booster shots, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.
Earnings Conference Call
On Thursday, October 21, 2021, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2021. The conference call can be accessed by dialing (888) 330-3016 or (646) 960-0828 and entering the confirmation number "5682116". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on October 21, 2021.
Additional Information
For additional information about our business, financial results for the third quarter 2021 and financial outlook, please refer to our Q3 2021 Earnings Slides and Q3 2021 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and include important supplemental information including key considerations that may impact our financial outlook.
About SVB Financial Group
For nearly 40 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.
SVB Financial Group is the holding company for all business units and groups © 2021 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in millions, except share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income:
Loans	$519	$472	$369	$1,422	$1,117
Investment securities:
Taxable	332	251	156	807	452
Non-taxable	28	24	15	73	42
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	5	4	3	12	23
Total interest income	884	751	543	2,314	1,634
Interest expense:
Deposits	19	12	8	41	51
Borrowings	13	11	7	33	18
Total interest expense	32	23	15	74	69
Net interest income	852	728	528	2,240	1,565
Provision (reduction) for credit losses	21	35	(52)	75	258
Net interest income after provision for credit losses	831	693	580	2,165	1,307
Noninterest income:
Gains on investment securities, net	189	305	190	661	271
Gains on equity warrant assets, net	147	122	54	491	94
Client investment fees	20	15	32	55	107
Wealth management and trust fees	22	—	—	22	—
Foreign exchange fees	65	67	44	189	128
Credit card fees	34	31	23	93	72
Deposit service charges	29	28	22	82	67
Lending related fees	21	18	13	55	38
Letters of credit and standby letters of credit fees	13	13	12	39	35
Investment banking revenue	90	103	92	335	281
Commissions	17	17	16	58	49
Other	25	42	49	97	76
Total noninterest income	672	761	547	2,177	1,218
Noninterest expense:
Compensation and benefits	548	425	327	1,418	903
Professional services	104	97	67	282	170
Premises and equipment	54	37	31	124	85
Net occupancy	25	17	19	60	56
Business development and travel	6	3	2	13	19
FDIC and state assessments	13	10	7	33	19
Merger-related charges	83	19	—	102	—
Other	46	45	38	136	118
Total noninterest expense	879	653	491	2,168	1,370
Income before income tax expense	624	801	636	2,174	1,155
Income tax expense	149	173	162	509	300
Net income before noncontrolling interests and dividends	475	628	474	1,665	855
Net income attributable to noncontrolling interests	(88)	(113)	(28)	(226)	(40)
Preferred stock dividends	(22)	(13)	(4)	(40)	(12)
Net income available to common stockholders	$365	$502	$442	$1,399	$803
Earnings per common share—basic	$6.33	$9.23	$8.53	$25.54	$15.55
Earnings per common share—diluted	6.24	9.09	8.47	25.16	15.46
Weighted average common shares outstanding—basic	57,722,890	54,352,725	51,773,181	54,772,192	51,640,112
Weighted average common shares outstanding—diluted	58,521,274	55,151,596	52,146,660	55,616,669	51,950,734

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in millions, except par value and share data)	September 30, 2021	June 30, 2021	September 30, 2020
Assets:
Cash and cash equivalents	$18,940	$23,959	$15,688
Available-for-sale securities, at fair value (cost $22,919, $23,776 and $25,238, respectively)	22,984	23,876	25,904
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $6, $5 and less than $1 (fair value of $81,995, $60,107 and $13,612), respectively	82,365	59,992	12,982
Non-marketable and other equity securities	2,485	1,943	1,548
Investment securities	107,834	85,811	40,434
Loans, amortized cost	61,487	50,754	38,414
Allowance for credit losses: loans	(398)	(396)	(513)
Net loans	61,089	50,358	37,901
Premises and equipment, net of accumulated depreciation and amortization	247	196	173
Goodwill	344	143	138
Other intangible assets, net	156	57	45
Lease right-of-use assets	312	225	221
Accrued interest receivable and other assets	2,074	2,650	2,317
Total assets	$190,996	$163,399	$96,917
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$115,388	$101,259	$57,508
Interest-bearing deposits	55,794	44,579	27,265
Total deposits	171,182	145,838	84,773
Short-term borrowings	97	34	19
Lease liabilities	390	277	247
Other liabilities	2,733	3,449	3,067
Long-term debt	1,925	1,834	844
Total liabilities	176,327	151,432	88,950
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 367,500, 367,500 and 350,000 shares issued and outstanding, respectively	2,064	2,064	340
Common stock, $0.001 par value, 150,000,000 shares authorized; shares, 58,677,483, 54,530,307 shares and 51,787,972 shares issued and outstanding, respectively	—	—	—
Additional paid-in capital	5,100	2,755	1,549
Retained earnings	7,071	6,706	5,284
Accumulated other comprehensive income	65	142	620
Total SVBFG stockholders’ equity	14,300	11,667	7,793
Noncontrolling interests	369	300	174
Total equity	14,669	11,967	7,967
Total liabilities and total equity	$190,996	$163,399	$96,917
x

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
(Dollars in millions, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$21,779	$5	0.10%	$21,069	$4	0.08%	$13,817	$2	0.08%
Investment securities: (2)
Available-for-sale securities:
Taxable	23,290	69	1.17	24,358	73	1.20	20,027	88	1.74
Held-to-maturity securities:
Taxable	64,899	262	1.61	43,352	178	1.65	10,286	69	2.66
Non-taxable (3)	5,613	36	2.53	4,562	31	2.73	2,267	19	3.31
Total loans, amortized cost (4) (5)	59,291	519	3.47	49,812	472	3.80	37,319	369	3.93
Total interest-earning assets	174,872	891	2.02	143,153	758	2.12	83,716	547	2.60
Cash and due from banks	2,285			2,108			1,162
Allowance for credit losses: loans	(451)			(411)			(610)
Other assets (6)	5,984			5,867			4,080
Total assets	$182,690			$150,717			$88,348
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$4,310	$1	0.14%	$3,096	$1	0.11%	$4,298	$3	0.28%
Money market deposits	46,051	17	0.14	36,452	10	0.11	19,829	5	0.09
Money market deposits in foreign offices	1,039	—	0.01	787	—	0.01	262	—	0.03
Time deposits	1,245	1	0.32	631	1	0.37	381	—	0.48
Sweep deposits in foreign offices	1,109	—	0.01	1,264	—	0.01	1,366	—	0.03
Total interest-bearing deposits	53,754	19	0.14	42,230	12	0.11	26,136	8	0.13
Short-term borrowings	99	—	0.17	39	—	0.19	16	—	0.10
Long-term debt	1,936	13	2.66	1,604	11	2.75	843	7	1.78
Total interest-bearing liabilities	55,789	32	0.23	43,873	23	0.21	26,995	15	0.23
Portion of noninterest-bearing funding sources	119,083			99,280			56,721
Total funding sources	174,872	32	0.07	143,153	23	0.06	83,716	15	0.07
Noninterest-bearing funding sources:
Demand deposits	109,638			91,530			51,544
Other liabilities	3,279			4,200			2,055
Preferred stock	2,065			1,610			340
SVBFG common stockholders’ equity	11,613			9,283			7,266
Noncontrolling interests	306			221			148
Portion used to fund interest-earning assets	(119,083)			(99,280)			(56,721)
Total liabilities and total equity	$182,690			$150,717			$88,348
Net interest income and margin		$859	1.95%		$735	2.06%		$532	2.53%
Total deposits	$163,392			$133,760			$77,680
Average SVBFG common stockholders’ equity as a percentage of average assets			6.36%			6.16%			8.22%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(7)			(7)			(4)
Net interest income, as reported		$852			$728			$528

(1)Includes average interest-earning deposits in other financial institutions of $2.8 billion, $1.9 billion and $1.0 billion; and $15.9 billion, $16.7 billion and $11.3 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $63 million, $68 million and $50 million for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
(6)Average investment securities of $3.0 billion, $3.4 billion and $2.1 billion for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2021			September 30, 2020
(Dollars in millions, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$20,357	$12	0.08%	$11,026	$23	0.28%
Investment securities: (2)
Available-for-sale securities:
Taxable	25,280	266	1.40	15,476	234	2.02
Held-to-maturity securities:
Taxable	43,439	540	1.67	10,947	218	2.66
Non-taxable (3)	4,634	93	2.69	2,107	53	3.39
Total loans, amortized cost (4) (5)	51,843	1,422	3.67	35,836	1,117	4.16
Total interest-earning assets	145,553	2,333	2.15	75,392	1,645	2.91
Cash and due from banks	1,979			952
Allowance for credit losses for loans	(449)			(500)
Other assets (6)	5,869			3,917
Total assets	$152,952			$79,761
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$3,692	$3	0.12%	$2,347	$5	0.27%
Money market deposits	37,876	36	0.13	18,330	41	0.30
Money market deposits in foreign offices	900	—	0.03	273	—	0.03
Time deposits	847	2	0.33	244	1	0.68
Sweep deposits in foreign offices	1,198	—	0.02	1,631	4	0.33
Total interest-bearing deposits	44,513	41	0.12	22,825	51	0.30
Short-term borrowings	50	—	0.16	533	3	0.83
Long-term debt	1,571	33	2.79	561	15	3.48
Total interest-bearing liabilities	46,134	74	0.21	23,919	69	0.39
Portion of noninterest-bearing funding sources	99,419			51,473
Total funding sources	145,553	74	0.07	75,392	69	0.12
Noninterest-bearing funding sources:
Demand deposits	91,600			46,341
Other liabilities	3,831			2,119
Preferred stock	1,502			340
SVBFG common stockholders’ equity	9,639			6,892
Noncontrolling interests	246			150
Portion used to fund interest-earning assets	(99,419)			(51,473)
Total liabilities and total equity	$152,952			$79,761
Net interest income and margin		$2,259	2.08%		$1,576	2.79%
Total deposits	$136,113			$69,166
Average SVBFG stockholders’ equity as a percentage of average assets			6.30%			8.64%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(19)			(11)
Net interest income, as reported		$2,240			$1,565

(1)Includes average interest-earning deposits in other financial institutions of $2.1 billion and $936 million for the nine months ended September 30, 2021 and September 30, 2020. The balance also includes $15.8 billion and $8.9 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the nine months ended September 30, 2021 and September 30, 2020, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $189 million and $136 million for the nine months ended September 30, 2021 and September 30, 2020, respectively.
(6)Average investment securities of $3.2 billion and $1.9 billion for the nine months ended September 30, 2021 and September 30, 2020, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Weighted average common shares outstanding—basic	57,723	54,353	51,773	54,772	51,640
Effect of dilutive securities:
Stock options and employee stock purchase plan	268	272	141	278	147
Restricted stock units	530	527	232	567	163
Total effect of dilutive securities	798	799	373	845	310
Weighted average common shares outstanding—diluted	58,521	55,152	52,146	55,617	51,950
Credit Quality

(Dollars in millions, except ratios)	September 30, 2021	June 30, 2021	September 30, 2020
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$114	$79	$106
Loans past due 90 days or more still accruing interest	3	3	—
Total nonperforming loans	117	82	106
OREO and other foreclosed assets	1	1	1
Total nonperforming assets	$118	$83	$107
Nonperforming loans as a percentage of total loans	0.19%	0.16%	0.28%
Nonperforming assets as a percentage of total assets	0.06	0.05	0.11
Allowance for credit losses for loans	$398	$396	$513
As a percentage of total loans	0.65%	0.78%	1.34%
As a percentage of total nonperforming loans	340.17	482.93	485.25
Allowance for credit losses for nonaccrual loans	$33	$38	$64
As a percentage of total loans	0.06%	0.07%	0.17%
As a percentage of total nonperforming loans	28.21	46.34	61.00
Allowance for credit losses for total performing loans	$365	$358	$449
As a percentage of total loans	0.59%	0.71%	1.17%
As a percentage of total performing loans	0.59	0.71	1.17
Total loans	$61,487	$50,754	$38,414
Total performing loans	61,370	50,672	38,308
Allowance for credit losses for unfunded credit commitments (1)	149	120	101
As a percentage of total unfunded credit commitments	0.37%	0.33%	0.33%
Total unfunded credit commitments (2)	$40,785	$36,385	$30,330

(1)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(2)Includes unfunded loan commitments and letters of credit.

Use of Non-GAAP Financial Measures
To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP SVB Leerink revenue, non-GAAP core fee income plus non-GAAP SVB Leerink revenue, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:
•Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.
In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•Non-GAAP core fee income plus SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP SVB Leerink revenue, and represents client investment fees, wealth management and trust fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP core fee income, and represents investment banking revenue and commissions. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Tangible common equity, or tangible book value, to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Nine months ended
Non-GAAP core fee income plus SVB Leerink revenue, non-GAAP SVB Leerink revenue and non-GAAP core fee income (Dollars in millions)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
GAAP noninterest income	$672	$761	$744	$622	$547	$2,177	$1,218
Less: gains on investment securities, net	189	305	167	150	190	661	271
Less: net gains on equity warrant assets	147	122	222	144	54	491	94
Less: other noninterest income	25	42	30	21	49	97	76
Non-GAAP core fee income plus SVB Leerink revenue	$311	$292	$325	$307	$254	$928	$777
Investment banking revenue	90	103	142	133	92	335	281
Commissions	17	17	24	18	16	58	49
Less: non-GAAP SVB Leerink revenue	$107	$120	$166	$151	$108	$393	$330
Non-GAAP core fee income	$204	$172	$159	$156	$146	$535	$447

	Three months ended					Nine months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in millions)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
GAAP net gains on investment securities	189	305	167	150	190	661	271
Less: income attributable to noncontrolling interests, including carried interest allocation	88	113	25	46	28	226	41
Non-GAAP net gains on investment securities, net of noncontrolling interests	$101	$192	$142	$104	$162	$435	$230

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in millions)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
GAAP non-marketable and other equity securities	$2,485	$1,943	$1,858	$1,802	$1,548
Less: amounts attributable to noncontrolling interests	349	298	226	213	168
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$2,136	$1,645	$1,632	$1,589	$1,380

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
GAAP SVBFG stockholders’ equity	$14,300	$11,667	$9,895	$8,220	$7,793
Less: preferred stock	2,064	2,064	1,079	340	340
Less: intangible assets	500	200	202	204	183
Plus: net deferred taxes on intangible assets	25	—	(1)	—	—
Tangible common equity	$11,761	$9,403	$8,613	$7,676	$7,270
GAAP total assets	$190,996	$163,399	$142,347	$115,511	$96,917
Less: intangible assets	500	200	202	204	183
Plus: net deferred taxes on intangible assets	25	—	(1)	—	—
Tangible assets	$190,521	$163,199	$142,144	$115,307	$96,734
Risk-weighted assets	$92,441	$78,231	$71,059	$64,681	$54,738
Tangible common equity to tangible assets	6.17%	5.76%	6.06%	6.66%	7.52%
Tangible common equity to risk-weighted assets	12.72	12.02	12.12	11.87	13.28

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Tangible common equity	$13,404	$10,428	$8,766	$7,069	$6,104
Tangible assets	$188,329	$161,197	$140,231	$113,303	$95,012
Risk-weighted assets	$89,408	$75,795	$68,058	$61,023	$51,793
Tangible common equity to tangible assets	7.12%	6.47%	6.25%	6.24%	6.42%
Tangible common equity to risk-weighted assets	14.99	13.76	12.88	11.58	11.79